Exhibit (r)(2)
PARTNERS GROUP (USA) INC.
CODE OF ETHICS
Dated January 1, 2009
STANDARDS OF BUSINESS CONDUCT:
PARTNERS GROUP (USA) INC. (the “Adviser”) owes a fiduciary duty to all of its clients. All employees of the Adviser are required to deal fairly, to act in our clients’ best interests at all times, and to make full and fair disclosure of material facts. To fulfill this duty:
1.	We will conduct business in a fair, lawful, and ethical manner;

2.	We will furnish competent and disinterested advice to our clients regarding the sound management of their investments;

3.	We will develop a reasonable, independent basis for our investment management decisions;

4.	We will offer our clients only those products that we believe to be appropriate for their specific needs;

5.	We will respect and protect the privacy of all our clients by maintaining the confidentiality of our clients’ (or former clients’) private information, subject to applicable law;

6.	We strive to avoid conflicts of interest and implement policies and procedures designed to avoid or address material conflicts that may arise;

7.	Management will lead by example, creating an environment encouraging honesty and fair play by all employees in the conduct of their duties; and

8.	Management will seek to employ individuals with qualifications, experience and training that are consistent with the Adviser’s commitment to professional excellence and client service.
COMPLIANCE WITH FEDERAL SECURITIES LAWS:
Employees must comply with all applicable federal securities laws. Employees shall and have and maintain sufficient knowledge of all laws relevant to their duties and profession with the Adviser.
Employees are not permitted in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:
1.	To defraud such client in any manner;

2.	To mislead such client, including by making a statement that omits known material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client; or
4.	To engage in any manipulative practice with respect to such client.
PREVENTION OF MISUSE OF MATERIAL NONPUBLIC INFORMATION:
A.	To guarantee professional, candid, and confidential relationships to our clients, employees shall maintain the confidentiality of all private information entrusted to us by our clients. Material nonpublic information in connection with the Adviser’s investment management activities, including non-public information relating to initial public offerings and private placements, shall not be misused in violation of the Securities Exchange Act of 1934 or the Investment Advisers Act of 1940, or the rules and regulations thereunder.

The Adviser’s policy and procedures for the prevention of insider trading set forth in its Compliance Manual are hereby incorporated into this Code of Ethics.

B.	Blackout Periods: Employees may not:
1.	Purchase and/or sell Partners Group Holding AG shares from (i) June 23 of each year until twenty-four hours following the publication of the estimated assets under management; (ii) two weeks prior to and until twenty-four hours following the publication of the half-year report; (iii) December 23 of each year until twenty-four hours following the publication of the estimated assets under management; and (iv) four weeks prior to and until twenty-four hours following the publication of the annual report.

2.	Purchase, sell or otherwise trade securities that coincide or conflict with trades of the Adviser’s clients without the prior consent of the Chief Compliance Officer.
REPORTING OF PERSONAL INVESTMENTS:
A.	Certain Personal investments: The Partners, Managing Directors and Board of Directors of the Adviser must disclose: (i) any direct or indirect holding they or their immediate family members have in private enterprises; (ii) any investment in public companies where such person(s) have an interest beyond that of a normal equity market investor; and (iii) any board seats held in business-oriented organizations. Where any member of the management wishes to engage in a new activity that falls within the above parameters, they must first obtain the approval of the Conflict Resolution Board.

B.	Reporting: Consistent with the requirements of the Investment Advisers Act of 1940 and the applicable provisions of the Investment Company Act of 1940, all employees are considered access persons and must submit the following:
1.	Initial Holdings Report — within ten (10) days of hire, each new employee is required to file by email an Initial Holdings Report, current within forty-five (45) days of submission, setting forth the title or exchange ticker symbol, the number of shares held by the new employee and a statement that the employee to the best of his or her knowledge has not undertaken any activity that could be considered as front/parallel running or as insider trading and that all information provided is true and accurate as of the date thereof.

2.	Annual Holdings Report — on an annual basis, each employee is required to file by January 30, an Annual Holdings Report listing all securities beneficially owned by that employee current within forty-five (45) days of submission. Within this report, the employee must list the title, exchange ticker symbol or other identifying information, the extent of the employee’s ownership (e.g. number of shares held) and a statement that the employee to the best of his or her knowledge has not undertaken any activity that could be considered as front/parallel running or as insider trading and that all information provided is true and accurate as of the date thereof.

3.	Quarterly Transaction Reports — All employees must submit within thirty (30) days following the end of each calendar quarter a report listing all transactions executed during that preceding calendar quarter in the same form as the Annual Holdings Report. Where employees have not undertaken any trading activity during the preceding quarter they are permitted to state such to the Adviser.
C.	Reporting: Prior to investing in any United States initial public offering (IPO) or limited offering (including private placements), all employees must obtain the approval of the Chief Compliance Officer.
CORPORATE OPPORTUNITY:
Employees are prohibited from: (a) misappropriating investment opportunities relating to the business of the Adviser or its clients, which are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Adviser.
CODE VIOLATIONS AND REPORTING OF CODE VIOLATIONS:
Violation of the Code of Ethics may result in disciplinary action, up to and including termination of employment.
Employees shall promptly report any violations of the Code of Ethics to the Adviser’s Chief Compliance Officer. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. No employee reporting a possible violation of this Code shall be subject to any form of retaliation.
ACKNOWLEDGED RECEIPT OF CODE OF ETHICS:
The Adviser will make available to all employees a copy of its Code of Ethics and any material amendments thereto, which employees are required to acknowledge in writing.

ANNUAL REVIEW:
The Chief Compliance Officer will review, at least annually, the adequacy of the Code and the effectiveness of its implementation. All employees are required to execute a Compliance Certificate confirming that they are complying with the Core Policies and Directives detailed in the Adviser’s Compliance Manual.
ADDITIONAL INFORMATION:
This Code of Ethics does not summarize all laws, rules and regulations applicable to the Adviser and its employees, officers and directors. Employees should refer to the various guidelines the Adviser has prepared on specific laws, rules and regulations, including the Insider Trading Policy, Records Retention Policy, and Electronic Communications Policy. Each of the foregoing policies may be found in the Adviser’s Compliance Manual. Employees should consult with the Chief Compliance Officer if they have questions about laws that may be applicable to the Adviser or its business.

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